UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 27, 2025
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Shoreline, Ste. 800, Corpus Christi, Texas, U.S.A.	78401
(U.S. corporate headquarters)	(Zip Code)

1830 – 1188 West Georgia Street Vancouver, British Columbia, Canada	V6E 4A2
(Canadian corporate headquarters)	(Zip Code)

(Address of principal executive offices)

(361) 888-8235
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 7.01	Regulation FD Disclosure

On May 27, 2025, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release to applaud the sweeping Executive Orders issued by President Donald J. Trump to revitalize the U.S. nuclear sector and restore domestic control over the uranium fuel cycle. The directives establish a national energy policy that invokes the Defense Production Act (“DPA”), accelerates reactor deployment, and tasks the DOE with rebuilding America’s front-to-back nuclear fuel supply infrastructure.

Highlights:

●	Unprecedented growth: Federal policy targets an expansion of U.S. nuclear capacity from ~100 Gigawatts (“GW”) in 2024 to 400 GW by 2050.

●
National nuclear strategy: The Department of Energy (“DOE”) is directed to work with industry to deliver 5 GW of uprates at existing nuclear plants and have 10 new large reactors under construction by 2030, while restarting closed plants and completing advanced designs.

●
Strengthening the domestic nuclear fuel supply chain: To enable the long-term expansion of nuclear energy, the Federal government shall pursue policies to expand the domestic supply of uranium production, conversion and enrichment.

●
Quadrupling U.S. uranium demand: Based on current uranium demand per GW of nuclear capacity, the Company expects that this build-out would increase annual U.S. uranium requirements from 47 million pounds to approximately 190 million pounds per year (excluding initial core loads).

●
UEC positioned for leadership: As America’s largest and fastest-growing uranium supplier, UEC is strategically positioned to support this policy shift with secure, reliable domestic production, resources, and infrastructure.

Amir Adnani, UEC President and CEO, stated:

“We applaud the U.S. government’s decisive action to revitalize the domestic nuclear industry. These Executive Orders send the strongest signal yet that energy security and national security start with a robust domestic uranium supply chain. As the U.S. continues to import nearly all of its nuclear fuel amid a growing global supply deficit, the Administration is positioning the nation to lead the next era of global nuclear development by rebuilding a vertically integrated fuel cycle and investing in domestic uranium production. UEC is ready to support this transformation with secure, reliable, and 100% domestic uranium supply to power the future.”

The White House fact sheet notes that the U.S. currently supplies only 5% of the fuel used in its nuclear reactors and that the fuel cycle has “severely atrophied.” These Executive Orders are designed to reverse that trend and unleash American energy by rebuilding domestic capabilities across mining, conversion, enrichment and fabrication.

The Executive Orders also authorize the creation of nuclear industry consortia and DOE-backed offtake programs to support U.S.-origin uranium products.

Further emphasizing national security priorities, the Executive Orders underscore the importance of domestically sourced uranium for both commercial and defense applications, including advanced reactors and naval propulsion—reinforcing UEC’s role as a key potential supplier to the U.S. government and commercial market.

In parallel, the Executive Orders launch multi-agency workforce development initiatives to expand apprenticeships, technical education, and access to National Lab infrastructure—supporting the next generation of America’s nuclear professionals.

For further information, please refer to the Executive Orders issued by President Donald J. Trump on May 23, 2025, including:
“Reinvigorating the Nuclear Industrial Base,”
“Reforming Nuclear Reactor Testing at the Department of Energy,”
“Ordering the Reform of the Nuclear Regulatory Commission,” and
“Deploying Advanced Nuclear Reactor Technologies for National Security,”
each publicly available at whitehouse.gov.

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Current Report on Form 8-K (including the Exhibit) is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information in the Report that is required to be disclosed solely by Regulation FD.

We do not have, and expressly disclaim, any obligation to release publicly any updates or any changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	News Release dated May 27, 2025.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.

DATE: May 27, 2025.	By:	/s/ Josephine Man
Josephine Man, Chief Financial
Officer, Treasurer and Secretary